UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: May 29, 2009

(Date of earliest event reported)

QUEST RESOURCE CORPORATION

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	0-17371 (Commission File Number)	90-0196936 (I.R.S. Employer Identification Number)

210 Park Avenue, Suite 2750

Oklahoma City, Oklahoma 73102

(Address of principal executive offices, including zip code)

(405) 600-7704

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 29, 2009, Quest Resource Corporation (the “Company”) entered into a Fourth Amendment to Amended and Restated Credit Agreement (the “Fourth Amendment”) that, among other things, amended and/or waived certain of the representations and covenants contained in the Amended and Restated Credit Agreement, as amended (the “Credit Agreement”), dated as of July 11, 2008 between the Company and Royal Bank of Canada (“RBC”) in order to, among other things, (i) require the Company to deliver to RBC stand alone balance sheets and related statements of income and cash flows for the year ending December 31, 2008 and to file its annual report on Form 10-K for the fiscal year ending December 31, 2008 by no later than June 30, 2009; (ii) allow certain transactions to be effected pursuant to settlement agreements the Company, Quest Energy Partners, L.P. and Quest Midstream Partners, L.P. entered into with their former chief executive officer and related parties; (iii) waive financial covenant (namely the interest coverage ratio and leverage ratio) events of default, for the fiscal quarters ended December 31, 2008 and March 31, 2009; and (iv) waive any mandatory prepayments due to any collateral deficiency during the quarters ended December 31, 2008, March 31, 2009 and June 30, 2009. The Fourth Amendment is among the Company, as borrower, the Company’s wholly-owned subsidiaries that have guaranteed the Credit Agreement, and RBC, as administrative agent, collateral agent and a lender.

The Company will pay a one percent amendment fee based on the current outstanding principal balance of $28.25 million under the term loan.

The summary of the Fourth Amendment does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the Fourth Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 3, 2009, the Company announced that the Board of Directors of the Company has appointed David C. Lawler as Chief Executive Officer of the Company. Mr. Lawler, 41, has served as President of the Company and as a director since August 2008. Mr. Lawler also served as the Company's Chief Operating Officer from May 2007 to May 2009. Additionally, on May 7, 2009, Mr. Lawler was appointed the Chief Executive Officer of Quest Energy GP, LLC ("Quest GP"), a subsidiary of the Company and the general partner of Quest Energy Partners, L.P. He has served as President of Quest GP since August 2008 and was the Chief Operating Officer of Quest GP from QELP's initial public offering in November 2007 to May 2009. Mr. Lawler has more than 18 years of oil and gas industry experience in various senior management and engineering positions. Prior to joining the Company, Mr. Lawler was employed by Shell Exploration & Production Company from May 1997 to May 2007. Mr. Lawler served in roles of increasing responsibility for Shell Exploration & Production, most recently as engineering and operations manager for multiple assets along the U.S. Gulf Coast. Prior to joining Shell, Mr. Lawler was employed by predecessor companies of ConocoPhillips in various domestic engineering and operations positions. Mr. Lawler graduated from the Colorado School of Mines in 1990 with a bachelor’s of science degree in petroleum engineering and earned his Masters in Business Administration from Tulane University in 2003.

Item 7.01 Regulation FD Disclosure

On June 3, 2009, the Company issued a press release, a copy of which is furnished with this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Fourth Amendment to Amended and Restated Credit Agreement, dated as of May 29, 2009, by and among the Company, Royal Bank of Canada and the Guarantors party thereto.

99.1	Press release of Quest Resource Corporation dated June 3, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST RESOURCE CORPORATION

/s/ Eddie LeBlanc
By:	Eddie LeBlanc
Chief Financial Officer

Date: June 3, 2009